Exhibit 14.1

Code of Ethics

I. Covered Persons/Purpose of the Code

This code of ethics (the “Code”) for the Limoneira Company (the “Company”) applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions (collectively, the “Covered Officers”) each of whom is set forth in Exhibit A attached hereto), directors, officers, and employees of the Company (together, with the Covered Officers, the “Covered Persons”) for the purpose of promoting:

i.             honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

ii.             full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company and its subsidiaries;

iii.            fair dealing practices;

iv.            compliance with applicable governmental laws, rules and regulations;

v.             the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code;

vi.            avoidance of conflicts of interest, including disclosure to an appropriate person or persons identified in the Code of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

vii.           protection of corporate opportunities and Company assets;

viii.          accountability for adherence to the Code; and

ix.             an enforcement mechanism for compliance with this Code.

Each Covered Person shall adhere to a high standard of business ethics and shall be sensitive to situations that may give rise to actual, as well as apparent, conflicts of interest.

II. Fair Dealing

Each Covered Person shall deal fairly with customers, suppliers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No Covered Person may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

III. Compliance with Laws

All actions taken by the Company and the Covered Persons, without exception and wherever they may be acting, must be in compliance with the laws, rules and regulations (including insider trading laws) applicable to the Company and its subsidiaries.

Covered Persons are expected to comply with the applicable laws, rules and regulations of the country, state and locality in which they operate as well as the Company’s policies governing its business activities. These laws and policies include, but are not limited to, compliance with the Foreign Corrupt Practices Act, competition and antitrust laws, anti-money laundering laws, environmental laws and health and safety regulations. Anyone aware of any violation by any Covered Person, whether based on actual fact or reasonable grounds for suspicion, of any applicable law, rule or regulation, or of any provision of this Code, must immediately make a written report to the Company’s Audit & Finance Committee (the “Committee”).

IV. Covered Persons Shall Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Person’s private interest (or the interest of a member of his or her family) interferes with, or appears to interfere with, the interests of, or his/her service to, the Company and its subsidiaries. For example, a conflict of interest would arise if a Covered Person, or a member of his/her family, receives improper personal benefits as a result of his/her position in the Company and its subsidiaries.

Although typically not representing an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Company and a provider of services to the Company, of which one or more Covered Persons are employees, officers or holders of interest in, directly or indirectly. As a result, this Code recognizes that the Covered Persons will, in the normal course of their duties (whether for the Company or its subsidiaries, or both), be involved in establishing policies and implementing decisions that will have different effects on the Company and its subsidiaries. The participation of the Covered Persons in such activities is inherent in this contractual relationship and is consistent with the performance by the Covered Persons of their duties as officers and employees of the Company and its subsidiaries or as a provider of services to the Company and its subsidiaries. Thus, if performed in conformity with the provisions of this contractual agreement and with applicable laws and regulations, such activities will be deemed to have been handled in compliance with the Code.

Other conflicts of interest are also covered by the Code. Specifically, it is recognized by the Board of Directors of the Company (the “Board”) that the Covered Officers may also currently, or in the future, serve as officers, employees or service providers of one or more public or private companies covered by other codes of ethics or conduct. The following list provides examples of conflicts of interest under the Code, but Covered Persons should keep in mind that these examples are neither exhaustive nor exclusive. The overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of the Company and its subsidiaries.

Each Covered Person must:

(i)	not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company and is subsidiaries whereby the Covered Person would benefit personally to the detriment of the Company and its subsidiaries;

(ii)	not cause the Company or its subsidiaries to take action, or fail to take action, for the individual personal benefit of the Covered Person rather than for the benefit of the Company and its subsidiaries;

(iii)	not use material non-public knowledge of transactions made or contemplated by the Company and its subsidiaries to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

(iv)	not retaliate against any other person (including another employee or Covered Person or their affiliated persons) for reports of potential violations of this Code that are made in good faith.

Gifts and Entertainment. Gifts include physical objects, services, favors or other items of value. Some business situations call for giving gifts or receiving gifts. Gift giving and receiving practices vary among cultures. In all cases, gifts given or received by Covered Persons must be legal and reasonable. Covered Persons must never pay or receive a bribe, or accept anything that would or would make it appear that their judgment to act in the best interests of the Company could be compromised.

Covered persons may accept or provide entertainment (i.e., activities where a representative of both parties is present), provided such activities or entertainment advances the Company’s interest and is reasonable in the context of that business. Accepting entertainment that may appear inappropriate should be discussed with management, counsel or internal audit, in advance if possible, and if not possible, then promptly after the event has occurred. In some instances, it may be impractical or harmful to refuse or return a gift. In those cases, the Covered Person should disclose the circumstances and the gift to management, counsel or internal audit.

V. Corporate Opportunities/Duty of Loyalty

Covered Persons owe a duty to the Company to advance its legitimate interests to the best of their abilities. Covered Persons are prohibited from:

(i)          diverting any business opportunities from the Company or any of its subsidiaries for his or her own benefit or taking for themselves personally (or for the benefit of family members) opportunities that are properly within the scope of the Company or such subsidiary’s activities pursuant to the Company’s or such subsidiaries’ internal procedures or requirements relating to review and consideration of such opportunities; and

(ii)          using Company property, information or position for personal gain, financial or otherwise.

VI. Protection of Company Assets

All Covered Persons shall protect the financial security and assets of the Company and its subsidiaries (including, but not limited to, premises and property, facilities and equipment, supplies, buildings, tools, stocks, systems, equipment and software, records, computers and computer systems, financial resources of all kinds and proprietary information, including intellectual property) and ensure their efficient use. Theft, carelessness and waste have a direct impact on profitability. All Covered Persons shall strive to properly use and conserve Company property and information under their charge, ensuring it is used efficiently, rationally and strictly for Company business. All Company assets shall be used only for legitimate business purposes and not for personal use.

VII. Disclosure & Compliance

Each Covered Person shall:

(i)         be familiar and comply with the disclosure requirements generally applicable to the Company and its subsidiaries under applicable laws, including the federal securities laws and the rules and regulations promulgated thereunder;

(ii)        not knowingly misrepresent, or cause others to misrepresent, facts about the Company and its subsidiaries to others, whether within or outside the Company and its subsidiaries, including to the Company’s directors and auditors, and to governmental regulators and self-regulatory organizations;

(iii)       to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Company and its subsidiaries with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or furnishes to, the SEC and in other public communications made by the Company; and

(iv)       promote compliance with the standards and restrictions imposed by any applicable laws, rules and regulations.

VIII. Reporting and Accountability

Each Covered Person must:

(i)          upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the Board that he/she has received, read, understands and will comply with this Code (see Exhibit B for an example of the affirmation to be signed by each Covered Person);

(ii)        annually, on or before October 31st of each year, affirm to the Board that he/she has received, read, understands and has complied with and will comply with the requirements of this Code (see Exhibit B for an example of the affirmation to be signed by each Covered Person);

(iii)       not retaliate against any other person (including another employee or Covered Person or their affiliated persons) for reports of potential violations of this Code that are made in good faith;

(iv)       notify the Committee promptly if he or she knows of any violation of this Code (failure to do so being a violation of this Code); and

(v)        report, at least annually, any change in his or her affiliations from the prior year.

The Committee is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Committee is responsible for granting waivers1 to Covered Persons (other than the executive officers or directors of the Company) and determining sanctions, as appropriate, for violations of this Code. Any approvals, interpretations or waivers sought by the Company’s executive officers or directors will be reviewed by the Committee and recommended to the Board for determination by the Board of whether to grant the waiver or not. The Board is responsible for granting waivers to the executive officers or directors of the Company.

The Company has established and the Committee administers the procedures set forth in Annex B of the Audit & Finance Committee Charter (a copy of which is attached hereto) relating to the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls over financial reporting or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

IX. Investigation and Enforcement

The Committee will take any action it considers appropriate to investigate any actual or potential violations of the Code reported to it. The Committee, in conducting investigations of potential violations and determining whether violations have occurred, may, at its discretion, consult with such other persons as they may determine to be appropriate, including, but not limited to, a senior legal officer of the Company and its subsidiaries, counsel to the Company and its subsidiaries, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Committee for the retention of independent auditors to perform permissible non-audit services. If the Committee determines that a violation has occurred, it will inform and make a recommendation for further action to the Board. The Board will consider all appropriate action, which may include (a) review of, and appropriate modifications to, applicable policies and procedures; (b) notification to appropriate personnel of the Company and its subsidiaries; or (c) termination of the Covered Person’s employment from the Company and its subsidiaries.

Each Covered Person shall reasonably cooperate in any internal investigation regarding alleged misconduct or other violations of the Code.

X. Waivers

The Committee will be responsible for granting waivers, as appropriate, except that the Board will be responsible for granting waivers with respect to the Company’s executive officers or directors. The Committee, in determining whether waivers should be granted, may, at its discretion, consult with such other persons as it may determine to be appropriate, including, but not limited to, a senior legal officer of the Company and its subsidiaries, counsel to the Company and its subsidiaries, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Committee for the retention of independent auditors to perform permissible non-audit services.

1 Instruction 2 to Item 5.05 of Form 8-K defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.

The Committee shall submit an annual report to the Board regarding any waiver granted to Covered Persons not including the executive officers or directors of the Company. Any waivers of this Code will, to the extent required, be disclosed as required by the rules and regulations promulgated by the SEC and NASDAQ from time to time.

XI. Related Party Transactions

A “related party transaction” is defined as those required to be disclosed pursuant to Item 404 of Regulation S-K. In order to maintain the highest standards of integrity in its business, the Company has adopted the following guidelines with respect to related party transactions:

(i)         Covered Persons shall ensure that any and all related party transactions are brought to the attention of the Committee;

(ii)        All related party transactions shall be considered and conducted in a manner such that no preferential treatment is given to any such dealing or transactions;

(iii)      The Committee will review and approve all related party transactions for potential conflicts of interest. The Company may not enter into or engage in any related party transaction absent approval from the Committee; and

(iv)       No Covered Person shall vote on any transaction with the Company or any of its subsidiaries in which he or she, directly or indirectly, is a party or has a financial interest or other material interest.

Details of related party transactions will be included as standing items in the reports to the Board and will be publicly disclosed as required by applicable law.

XII. Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to it thereunder. Insofar as other policies or procedures of the Company and its subsidiaries govern or purport to govern the behavior or activities of the Covered Persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

XIII. Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Company’s Board, including a majority of independent directors.

Any amendments to this Code will to the extent required, be disclosed as required by the rules and regulations promulgated by the SEC from time to time.

XIV. Confidentiality

Covered Persons shall maintain the confidentiality of information entrusted to them by the Company or its customers, suppliers or partners, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes all non-public information (regardless of its source) that might be of use to the Company’s competitors or harmful to the Company or its customers, suppliers or partners if disclosed.

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel, or independent auditors or other consultants referred to in Section IV above, or in accordance with applicable laws, rules or regulations.

XV. Internal Use

The Code is intended solely for the internal use by the Company and its subsidiaries and does not constitute an admission, by or on behalf of any person, as to any fact, circumstance, or legal conclusion.

XVI. Disclosure of Code

This Code will be made available on the Company’s website at “www.limoneira.com.”

Date: September 26, 2017

Exhibit A

(as of September 26, 2017)

The Limoneira Company

Principal Executive Officer: Harold Edwards (Director, President & Chief Executive Officer)

Principal Financial and Accounting Officer or person performing similar functions: Joseph D. Rumley (Chief Financial Officer and Secretary)

Senior Vice President: Alex Teague

Vice President and Controller: Greg Hamm

Exhibit B

To:	The Board of Directors Limoneira Company

From:

Date:

Subject:	Code of Ethics

Upon adoption of the Code of Ethics by the Board of Directors

I certify that I have received, read and understand the Code of Ethics (the “Code”) adopted by the Board of Directors of the Limoneira Company (the “Company”). I will comply with this Code as long as I am employed with the Company or one of its subsidiaries.

By: _______________________________

Name:______________________________

Date:_______________________________

Annual Confirmation

I certify that I have received, read and understand the Code of Ethics (the “Code”) adopted by the Board of Directors of the Limoneira Company (the “Company”). I certify that I have complied with this Code during the past fiscal year and will comply with this Code as long as I am employed with the Company or one of its subsidiaries.

By:________________________________

Name:______________________________

Date:_______________________________

Annex B of Audit & Finance Committee Charter

Procedures for the Submission of Complaints or Concerns Regarding
Financial Statement Disclosures, Accounting, Internal Accounting Controls or
Auditing Matters

(i)            The Company shall forward to the Committee any complaint or concerns that it has received regarding financial statement disclosures, accounting, internal accounting controls or auditing matters.

(ii)           The Company shall establish and publish on its website an e-mail address for receiving anonymous complaints or concerns related to financial statement disclosures, accounting, internal accounting controls or auditing matters. The Company may engage the services of a third-party service provider to receive such complaints on behalf of the Company via telephone, e-mail or other appropriate method.

(iii)         Any employee of the Company may submit, on a confidential, anonymous basis if the employee so desires, any concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters by setting forth such concerns in writing and forwarding them in a sealed envelope to the Chairman of the Committee, such envelope to be labeled with a legend such as: “To be opened by the Committee only.” Employees may deposit such envelope in the Company’s internal mail system or deliver it by hand to a member of the Committee. If an employee would like to discuss any matter with the Committee, the employee should indicate this in the submission and include a telephone number at which he or she might be contacted if the Committee deems it appropriate.

(iv)          The Committee shall review and consider any such complaints and concerns that it has received and take any action that it deems appropriate in order to respond thereto.

(v)           The Committee may request special treatment for any complaint or concern, including the retention of outside counsel or other advisors.

(vi)          The Committee shall retain any such complaint or concerns for a period of no less than 5 years.

(vii)         The Company’s Code of Ethics prohibits any Covered Person (as defined therein) from retaliating or taking any adverse action against anyone for raising or helping to resolve business conduct or ethical concerns.